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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in this Registration Statement on Form S-1 of our legended report on ValueClick, Inc., dated February 7, 2000, except for Notes 1 and 14 as to which the date is March 13, 2000, our report on the ValueClick Line of Business of Web-Ignite Corporation, dated October 1, 1999, and our report on ValueClick Japan and its predecessor line of business within Trans-Pacific Ltd., dated October 1, 1999, relating to the financial statements which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Woodland Hills, California
March 13, 2000